EXHIBIT 10.33
DIRECTOR FEE SUMMARY
     Set forth below is a summary of the current director fee arrangements for non-employee directors serving on the Boards of Directors of Mercantile Bank Corporation (“Mercantile”) and its wholly owned subsidiary, Mercantile Bank of Michigan (“Bank”).
     Non-employee directors of the Bank are paid an annual retainer of $5,000, and a fee of $350 for each meeting of the Board of Directors of the Bank that they attend. In addition, non-employee directors are paid a meeting fee of $350 for each meeting of the Audit Committee, $300 for each meeting of the Compensation Committee and the Governance and Nominating Committee, and $200 for each meeting of other committees of the Board of Directors of the Bank that they attend. Non-employee directors are also paid fees of the same amount for meetings of Mercantile’s Board of Directors and its committees, when for Board meetings there is not also a meeting of the Board of Directors of the Bank on the same day, and for committee meetings when there is not also a meeting of a committee of the Board of Directors of the Bank having the same name or function on the same day. For meetings that are held by telephone or other remote communications equipment, the meeting fees are half the amount described above. One annual retainer fee is also paid to each director who serves as Chairman of the Audit Committees, the Compensation Committees and the Governance and Nominating Committees of Mercantile’s and the Bank’s Boards of Directors. The annual retainer is, for the Chairman of the Audit Committees — $3,000, for the Chairman of the Compensation Committees - $2,000, and for the Chairman of the Governance and Nominating Committees — $2,000.
     The same persons currently serve on the Boards of Directors of Mercantile and the Bank. Under the Bank’s deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board or until specific dates that they select. Directors are eligible to receive stock-based awards under the Stock Incentive Plan of 2006.